Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Tuesday, August 4, 2020

GULF ISLAND

REPORTS SECOND QUARTER 2020 RESULTS

Highlights of Second Quarter Results

•	Completed and delivered eighth harbor tug and ice-breaker tug for the Shipyard Division
•	Received new project award for mooring and breasting dolphins for the Fabrication & Services Division
•	Reduced Board size by three members, in line with cost reduction initiatives
•	Jennings facility closure moved to the fourth quarter 2020
•	Net loss of $5.5 million and EBITDA loss of $3.4 million for the second quarter 2020

Houston, TX - Gulf Island Fabrication, Inc. ("Gulf Island" or the "Company") (NASDAQ: GIFI) today reported results for the second quarter 2020.

Operating Results	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue	$59,974	$78,555	$80,456	$138,529	$148,061
Operating income (loss)(1)	(5,426)	5,936	(5,384)	510	(8,666)
EBITDA(1), (2)	(3,359)	8,156	(2,962)	4,797	(3,692)
Net income (loss)(1)	(5,537)	5,905	(5,248)	368	(8,290)
Basic and diluted income (loss) per common share(1)	(0.36)	0.39	(0.34)	0.02	(0.55)

Balance Sheet
(in thousands)	June 30,	March 31,	December 31,
	2020	2020	2019
Cash and cash equivalents	$49,184	$48,562	$49,703
Short-term investments	19,992	19,993	19,918
Current assets	174,415	162,448	163,474
Current liabilities	99,345	90,190	97,844

_________________

(1)	Includes a gain of $10.0 million for the three months ended March 31, 2020 and six months ended June 30, 2020 associated with the settlement of a contract dispute for a previously completed project.

(2)	EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for the Company’s reconciliation and definition of EBITDA.

Consolidated Overview

Consolidated revenue for the second quarter 2020 was $60.0 million, compared to $80.5 million for the second quarter 2019, representing a 25.5% decline, with $14.0 million attributable to the Company’s Fabrication & Services Division and $6.2 million attributable to its Shipyard Division. Consolidated net loss for the quarter was $5.5 million and EBITDA was a loss of $3.4 million.  Operating results for the current quarter were impacted by a low margin backlog for the Company’s Shipyard Division, low volume for its Fabrication & Services Division, and the underutilization of the Company’s facilities and resources within both divisions. The underutilization in the Fabrication & Services Division was due to the division’s low backlog and the Shipyard Division’s underutilization was attributable to temporary construction delays for its three research vessel projects associated with the previously disclosed suspension of construction activities on the projects.

“We continued to navigate through a difficult business environment due to the COVID-19 pandemic and oil price volatility which impacted our overall results. Despite these challenges, our leadership teams and employees have responded effectively as we progressed on our strategic initiatives. Our overall project execution was in line with our expectations for the quarter and our process improvements are becoming further embedded in our culture. In addition to our efforts to improve performance, we continue to emphasize a safe and healthy operating environment for our employees, customers and suppliers,” said Richard Heo, Gulf Island’s President and Chief Executive Officer.

“During the second quarter, our Shipyard Division completed our ice-breaker tug and eighth harbor tug. We expect completion of the ninth tug this month and the final tug in the fourth quarter.  We had previously expected completion of the last vessel and closure of the Jennings facility in the third quarter.  However, the final tug’s completion has been affected by lower than anticipated craft labor productivity and progress due to the wind down of the Jennings facility, as well as the COVID-19 impact on workflow related to social distancing measures. Regarding new project opportunities, we continue to target prospects with attractive margins for which the project schedules are complementary to the execution of our current backlog.

With respect to our Fabrication & Services Division, the market for oil and gas related projects continues to be competitive and impacted by the COVID-19 pandemic and oil price volatility. While the level of bidding activity remains high, we anticipate ongoing delays and possible cancellations of potential new project awards as a result of current market conditions.  Despite these headwinds, during the quarter we were awarded several quick turnaround projects and a project for mooring and breasting dolphins. We also received additional scopes of work for our jacket and deck project and achieved an accelerated completion schedule for the project.

In summary, while I am not satisfied with our operating results, I am pleased with the progress made so far in our process improvements and our team’s ability to remain disciplined and opportunistic, especially in the pursuit and execution of projects. Our employees also continue to maintain a high level of dedication and effort in safely delivering on our project commitments to our customers. As end markets recover, we will be well-positioned to capture our share of the market and return Gulf Island to profitability,” concluded Mr. Heo.

Segment Overview

Shipyard Segment – Revenue for the second quarter 2020 was $33.9 million, a decrease of $6.2 million compared to the second quarter 2019, primarily due to lower revenue for the division’s harbor tug, research vessel and ice-breaker tug projects, offset partially by higher revenue for the division’s towing, salvage and rescue ship projects and seventy-vehicle ferry project. Operating loss was $1.7 million for the second quarter 2020, compared to an operating loss of $3.6 million for the second quarter 2019. EBITDA for the current quarter was a loss of $0.9 million, compared to an EBITDA loss of $2.5 million for the second quarter 2019.

Second quarter 2020 results reflected a low margin backlog, the partial under recovery of overhead costs due to construction delays for the division’s research vessel projects, and project charges of $0.6 million on the division’s final two harbor tug projects.  The charges primarily reflect lower than anticipated craft labor productivity and progress on the projects, resulting from the wind down of the Jennings facility in connection with its anticipated closure and the impacts of the COVID-19 pandemic associated with social distancing measures.

Fabrication & Services Segment – Revenue for the second quarter 2020 was $26.6 million, a decrease of $14.0 million compared to the second quarter 2019, primarily due to the completion of the division’s paddlewheel river boat and subsea components projects and lower offshore and onshore services activity, offset partially by higher revenue for the division’s offshore jacket and deck and material supply projects. Operating loss was $1.4 million for the second quarter 2020, compared to operating income of $0.5 million for the second quarter 2019. EBITDA for the current quarter was a loss of $0.2 million, compared to EBITDA of $1.8 million for the second quarter 2019.

Second quarter 2020 results reflect low volume and the partial under recovery of overhead costs due to low backlog, and costs associated with retaining salaried overhead and hourly craft employees to perform process improvements, special projects and facility maintenance and repairs. These impacts were partially offset by project improvements of $1.0 million for the division’s jacket and deck, paddlewheel riverboat and subsea components projects.

Corporate Segment – Operating loss was $2.3 million for the second quarter 2020, compared to an operating loss of $2.3 million for the second quarter 2019. EBITDA for the current quarter was a loss of $2.2 million, compared to an EBITDA loss of $2.2 million for the second quarter 2019.

Cash and Liquidity

The Company's cash and short-term investments at June 30, 2020 totaled $69.2 million, representing a decrease of $0.6 million from December 31, 2019. The Company ended the second quarter 2020 with total working capital of $75.1 million, which includes $8.1 million of assets held for sale.

On April 17, 2020, the Company entered into a loan agreement and received proceeds of $10.0 million in connection with the Paycheck Protection Program (“PPP Loan”) to obtain funding necessary to offset the immediate and anticipated impact on the

Company of the COVID-19 pandemic. The funding provided important additional liquidity for the Company, which experiences significant monthly fluctuations in its working capital and needs a strong balance sheet to execute its backlog and compete for new project awards. The Company used the proceeds primarily for payroll and benefit costs.

On August 3, 2020, the Company amended its $40.0 million credit facility (“Credit Agreement”) to, among other things, extend its maturity date from June 9, 2021 to June 30, 2022. At June 30, 2020, the Company was in compliance with all its financial covenants and had $30.2 million of availability under the Credit Agreement.

Backlog

The Company’s backlog at June 30, 2020 was $470.0 million, representing a decrease of $30.3 million from March 31, 2020, and an increase of $32.7 million from June 30, 2019. Backlog by operating segment was $439.4 million for the Shipyard Division and $30.5 million for the Fabrication & Services Division. Backlog excludes customer options on contracts of approximately $203.0 million for the Company’s Shipyard Division. See "Non-GAAP Measures" below for the Company's definition of Backlog.

Quarterly Conference Call

Gulf Island will hold a conference call on Wednesday, August 4, 2020 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.866.248.8441 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

About Gulf Island

Gulf Island is a leading fabricator of complex steel structures, modules and marine vessels, and a provider of project management, hookup, commissioning, repair, maintenance and civil construction services.  The Company’s customers include U.S. and international energy producers; refining, petrochemical, LNG, industrial, power and marine operators; EPC companies; and certain agencies of the U.S. government. The Company operates and manages its business through two operating divisions: Fabrication & Services and Shipyard, with its corporate headquarters located in Houston, Texas and operating facilities located in Houma, Jennings and Lake Charles, Louisiana.

Non-GAAP Measures

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization ("EBITDA") and Backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. A reconciliation of EBITDA to the most comparable GAAP measure is presented under "EBITDA" and "Results of Operations by Segment" below. The Company believes Backlog is a useful supplemental measure as it represents work that the Company is contractually obligated to perform under its current contracts. Backlog represents the unearned value of new project awards and may differ from the value of remaining performance obligations for contracts as determined under GAAP. Backlog at June 30, 2020 of $470.0 million includes the Company's performance obligations of $448.1 million, plus $21.9 million of backlog subject to a contract termination dispute with a customer to build two multi-purpose service vessels that does not meet the criteria to be reported as remaining performance obligations under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

Cautionary Statements

This Release contains forward-looking statements in which the Company discusses its potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include the duration and scope of, and uncertainties associated with, the COVID-19 pandemic and the corresponding weakened demand for, and volatility of prices of, oil and the impact thereof on its business and the global economy, which are evolving and beyond its control, the potential forgiveness of any portion of the PPP Loan, its ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG and industrial facilities and offshore wind developments, the Company’s ability to improve project execution, the cyclical nature of the oil and gas industry, competition, consolidation of its customers, timing and award of new contracts, reliance on significant customers, financial ability and credit worthiness of its customers, nature of its contract terms, competitive pricing and cost overruns on its projects, adjustments to previously reported profits or losses under the percentage-of-completion method, weather conditions, changes in backlog estimates, suspension or termination of projects, its ability to raise additional capital, its ability to amend or obtain new debt financing or credit facilities on favorable terms, its ability to remain in compliance with the covenants contained in its Credit Agreement, its ability to generate sufficient cash flow, its ability to sell certain assets, any future asset impairments, utilization of facilities or closure or consolidation of facilities, customer or subcontractor disputes, its ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs, operating dangers and limits on insurance coverage, barriers to entry into new lines of business, its ability to employ skilled workers, loss of key personnel, performance of subcontractors and dependence on suppliers, changes in trade policies of the U.S. and other countries, compliance with regulatory and environmental laws, lack of navigability of canals and rivers, shutdowns of the U.S. government, systems and information technology interruption or failure and data security breaches, performance of partners in any future joint ventures and other strategic alliances, shareholder activism, focus on environmental, social and governance factors by institutional investors and other factors described in Item 1A "Risk Factors" in the Company’s 2019 Annual Report as may be updated by subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and undertakes no obligation to update any forward-looking statements.

Company Information

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue	$59,974	$78,555	$80,456	$138,529	$148,061
Cost of revenue	61,677	78,809	82,054	140,486	149,106
Gross loss(2)	(1,703)	(254)	(1,598)	(1,957)	(1,045)
General and administrative expense	3,722	3,744	3,987	7,466	7,821
Impairments and (gain) loss on assets held for sale	-	-	-	-	(70)
Other (income) expense, net(3)	1	(9,934)	(201)	(9,933)	(130)
Operating income (loss)	(5,426)	5,936	(5,384)	510	(8,666)
Interest (expense) income, net	(89)	53	126	(36)	388
Income (loss) before income taxes	(5,515)	5,989	(5,258)	474	(8,278)
Income tax (expense) benefit	(22)	(84)	10	(106)	(12)
Net income (loss)	$(5,537)	$5,905	$(5,248)	$368	$(8,290)
Per share data:
Basic and diluted income (loss) per common share	$(0.36)	$0.39	$(0.34)	$0.02	$(0.55)

Consolidated EBITDA(4) (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Net income (loss)	$(5,537)	$5,905	$(5,248)	$368	$(8,290)
Less: Income tax (expense) benefit	(22)	(84)	10	(106)	(12)
Less: Interest (expense) income, net	(89)	53	126	(36)	388
Operating income (loss)	(5,426)	5,936	(5,384)	510	(8,666)
Add: Depreciation and lease asset amortization	2,067	2,220	2,422	4,287	4,974
EBITDA	$(3,359)	$8,156	$(2,962)	$4,797	$(3,692)

_________________

(1)	See "Results of Operations by Segment" below for results by segment.
(2)

Gross loss includes project charges for the Shipyard Division for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, and six months ended June 30, 2020 and 2019, of $0.6 million, $1.2 million, $2.3 million, $1.8 million and $2.0 million, respectively. Gross loss includes project improvements for the Fabrication & Services Division for the three months ended June 30, 2020 and March 31, 2020, and six months ended June 30, 2020, of $1.0 million, $0.9 million and $1.9 million, respectively.

(3)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2020 and six months ended June 30, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project.

(4)

EBITDA is a non-GAAP measure. See "Non-GAAP Measures" above for the Company's definition of EBITDA. EBITDA for the three months ended March 31, 2020 and six months ended June 30, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute as described in footnote (3).

Results of Operations by Segment (in thousands)

	Three Months Ended			Six Months Ended
Shipyard Division(1)	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue	$33,888	$45,559	$40,053	$79,447	$77,464
Cost of revenue	35,119	46,783	42,965	81,902	80,656
Gross loss(2)	(1,231)	(1,224)	(2,912)	(2,455)	(3,192)
General and administrative expense	493	575	590	1,068	1,214
Other (income) expense, net	-	100	62	100	62
Operating loss	$(1,724)	$(1,899)	$(3,564)	$(3,623)	$(4,468)

EBITDA(3)
Operating loss	$(1,724)	$(1,899)	$(3,564)	$(3,623)	$(4,468)
Add: Depreciation and lease asset amortization	802	787	1,047	1,589	2,156
EBITDA	$(922)	$(1,112)	$(2,517)	$(2,034)	$(2,312)

	Three Months Ended			Six Months Ended
Fabrication & Services Division(1)	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue	$26,606	$33,443	$40,653	$60,049	$71,246
Cost of revenue	27,078	32,473	39,193	59,551	68,817
Gross profit (loss)(4)	(472)	970	1,460	498	2,429
General and administrative expense	921	839	1,206	1,760	2,425
Impairments and (gain) loss on assets held for sale	-	-	-	-	(70)
Other (income) expense, net(5)	1	(10,034)	(263)	(10,033)	(192)
Operating income (loss)	$(1,394)	$10,165	$517	$8,771	$266

EBITDA(3)
Operating income (loss)	$(1,394)	$10,165	$517	$8,771	$266
Add: Depreciation and lease asset amortization	1,188	1,358	1,254	2,546	2,595
EBITDA	$(206)	$11,523	$1,771	$11,317	$2,861

	Three Months Ended			Six Months Ended
Corporate Division	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue (eliminations)	$(520)	$(447)	$(250)	$(967)	$(649)
Cost of revenue	(520)	(447)	(104)	(967)	(367)
Gross loss	-	-	(146)	-	(282)
General and administrative expense	2,308	2,330	2,191	4,638	4,182
Operating loss	$(2,308)	$(2,330)	$(2,337)	$(4,638)	$(4,464)

EBITDA(3)
Operating loss	$(2,308)	$(2,330)	$(2,337)	$(4,638)	$(4,464)
Add: Depreciation and lease asset amortization	77	75	121	152	223
EBITDA	$(2,231)	$(2,255)	$(2,216)	$(4,486)	$(4,241)

_________________

(1)

In the first quarter 2020, our former Fabrication and Services Divisions were operationally combined to form a new division called Fabrication & Services. Accordingly, segment results (including the effects of eliminations) for our former Fabrication and Services Divisions for 2019 have been combined to conform to the presentation of our reportable segments for 2020. In addition, in the first quarter 2020, management and project execution responsibility for our two, forty-vehicle ferry projects was transferred from our former Fabrication Division to our Shipyard Division. Accordingly, revenue of $2.5 million and $3.3 million for the three and six months ended June 30, 2019, respectively, associated with these projects was reclassified from our former Fabrication Division to our Shipyard Division to conform to the presentation of these projects for 2020 (the projects had no significant gross profit for the three and six months ended June 30, 2019).
(2)

Gross loss for the Shipyard Division includes project charges for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, and six months ended June 30, 2020 and 2019, of $0.6 million, $1.2 million, $2.3 million, $1.8 million and $2.0 million, respectively.

(3)

EBITDA is a non-GAAP measure. See "Non-GAAP Measures" above for the Company's definition of EBITDA. EBITDA for the three months ended March 31, 2020 and six months ended June 30, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute as described in footnote (5).

(4)

Gross profit (loss) for the Fabrication & Services Division includes project improvements for the three months ended June 30, 2020 and March 31, 2020, and six months ended June 30, 2020, of $1.0 million, $0.9 million and $1.9 million, respectively.

(5)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2020 and six months ended June 30, 2020 includes a gain of $10.0 million associated with the settlement of a contract dispute for a previously completed project.

Consolidated Balance Sheets (in thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$49,184	$49,703
Short-term investments	19,992	19,918
Contracts receivable and retainage, net	13,391	26,095
Contract assets	77,860	52,128
Prepaid expenses and other assets	3,120	3,948
Inventory	2,761	2,676
Assets held for sale	8,107	9,006
Total current assets	174,415	163,474
Property, plant and equipment, net	72,376	70,484
Other noncurrent assets	15,763	18,819
Total assets	$262,554	$252,777
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,062	$61,542
Contract liabilities	26,973	26,271
Accrued expenses and other liabilities	8,167	10,031
Long-term debt, current	2,143	—
Total current liabilities	99,345	97,844
Long-term debt, noncurrent	7,857	—
Other noncurrent liabilities	1,933	2,248
Total liabilities	109,135	100,092
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,309 shares issued and outstanding at June 30, 2020 and 15,263 at December 31, 2019	11,155	11,119
Additional paid-in capital	103,454	103,124
Retained earnings	38,810	38,442
Total shareholders’ equity	153,419	152,685
Total liabilities and shareholders’ equity	$262,554	$252,777

Consolidated Cash Flows (in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Cash flows from operating activities:
Net income (loss)	$(5,537)	$5,905	$(5,248)	$368	$(8,290)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and lease asset amortization	2,067	2,220	2,422	4,287	4,974
Other amortization, net	18	13	14	31	26
Bad debt expense	—	—	6	—	59
Asset impairments	—	—	—	—	299
(Gain) loss on sale of assets held for sale, net	—	—	—	—	(369)
(Gain) loss on sale of fixed assets and other assets, net	—	(5)	(666)	(5)	(565)
Stock-based compensation expense	345	95	786	440	1,346
Changes in operating assets and liabilities:
Contracts receivable and retainage, net	2,787	9,917	(1,692)	12,704	(896)
Contract assets	(12,955)	(12,777)	(12,627)	(25,732)	(21,352)
Prepaid expenses, inventory and other current assets	(1,161)	1,829	(883)	668	212
Accounts payable	(7,582)	9,663	18,727	2,081	26,269
Contract liabilities	15,402	(14,700)	4,588	702	(3,023)
Accrued expenses and other current liabilities	78	(1,918)	450	(1,840)	(1,108)
Noncurrent assets and liabilities, net (including long-term retainage)	2,773	(235)	(284)	2,538	(466)
Net cash provided by (used in) operating activities	(3,765)	7	5,593	(3,758)	(2,884)
Cash flows from investing activities:
Capital expenditures	(5,621)	(2,124)	(1,109)	(7,745)	(1,359)
Proceeds from sale of property, plant and equipment	—	1,080	1,174	1,080	1,598
Purchases of short-term investments	(19,991)	—	(25,325)	(19,991)	(45,366)
Maturities of short-term investments	20,000	—	—	20,000	8,500
Net cash used in investing activities	(5,612)	(1,044)	(25,260)	(6,656)	(36,627)
Cash flows from financing activities:
Proceeds from borrowings	10,000	—	—	10,000	—
Payment of financing cost	(1)	(30)	(40)	(31)	(40)
Tax payments for vested stock withholdings	—	(74)	1	(74)	(714)
Net cash provided by (used in) financing activities	9,999	(104)	(39)	9,895	(754)
Net increase (decrease) in cash and cash equivalents	622	(1,141)	(19,706)	(519)	(40,265)
Cash and cash equivalents, beginning of period	48,562	49,703	49,898	49,703	70,457
Cash and cash equivalents, end of period	$49,184	$48,562	$30,192	$49,184	$30,192